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Exhibit 99.1

Contact:	John M. Eggemeyer	Paul W. Taylor
	Chairman & Chief Executive Officer	Chief Financial Officer
	P.O. Box 1329	1331 Seventeenth Street, Suite 300
	Rancho Santa Fe, CA 92067	Denver, CO 80202
	858/759-6050	303/296-9600

FOR IMMEDIATE RELEASE:

Centennial Bank Holdings, Inc. Announces First Quarter 2006 Earnings

        Denver, Colorado, April 26, 2006—Centennial Bank Holdings, Inc. (Nasdaq: CBHI) today announced first quarter 2006 net income of $7.4 million, or 13 cents per basic and diluted share. Excluding the after-tax impact of intangible asset amortization of $1.9 million, cash net income for the quarter was $9.3 million, or 16 cents per basic and diluted share.

        First quarter 2006 net income was $2.5 million, or 53%, greater than fourth quarter 2005 net income of $4.9 million. Excluding the after-tax impact of intangible asset amortization, the first quarter 2006 cash net income was $2.4 million, or 35%, greater than fourth quarter 2005 cash net income of $6.9 million. The company incurred $0.1 million in merger, acquisition and transition expenses on an after-tax basis during the first quarter 2006 compared to $1.3 million during the fourth quarter 2005. The increase in net income during the first quarter 2006 compared to the fourth quarter 2005 was due primarily to the reduction in merger related expenses, no provision for loan loss during the first quarter 2006, and a slight increase in the net interest margin.

        The comparability of the financial information to prior periods is affected by the company's inception in mid-2004, its multiple acquisitions and the costs associated with becoming a public company. The company commenced operations in July 2004 with the acquisition of its predecessor, Centennial Bank Holdings, Inc. and its bank subsidiary Centennial Bank of the West. On December 31, 2004, the Company acquired Guaranty Corporation, based in Denver, Colorado, increasing its total assets to $2.4 billion from $0.7 billion. In the fourth quarter 2005, the company completed the acquisitions of First MainStreet Financial, Ltd. and Foothills Bank and became a publicly traded company. In the first quarter 2006, the company sold substantially all of the assets of its First MainStreet Insurance, Ltd. subsidiary.

        "We are pleased with the significant improvement in profitability in the first quarter as we continue to reap the benefits from the consolidation efforts initiated last year. We are, however, disappointed by the lack of organic growth in loans and deposits over the past six months. We are actively addressing this issue in a manner that is consistent with our commitment to outstanding profitability," stated John Eggemeyer, Chairman of the Board and Chief Executive Officer.

	Quarter Ended March 31, 2006	Quarter Ended December 31, 2005	% Change	Quarter Ended March 31, 2005	% Change
Earnings per share—basic & diluted	$0.13	$0.08	62.5%	$0.02	550.0%
Cash earnings per share—basic & diluted	$0.16	$0.11	39.9%	$0.06	166.7%
Return on average assets	1.03%	0.67%	53.7%	0.18%	442.1%
Return on average tangible assets (cash)	1.52%	1.14%	32.7%	0.61%	149.2%
Net Interest Margin	5.44%	5.39%	0.9%	5.63%	(3.4)%
Efficiency Ratio	56.76%	65.22%	(13.0)%	78.44%	(27.6)%

Balance Sheet

        At March 31, 2006, the company had total assets of $2.9 billion, compared to $3.0 billion at December 31, 2005, and $2.4 billion at March 31, 2005.

	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
	(In thousands)
Total loans, net of unearned discount	$2,010,881	$2,074,413	$1,769,548	$1,724,243	$1,664,390
Allowance for loan losses	(26,999)	(27,475)	(25,019)	(25,535)	(26,561)
Total assets	2,916,510	2,980,757	2,540,169	2,461,842	2,409,399
Average assets	2,929,712	2,873,828	2,472,939	2,428,592	2,391,855
Total deposits	2,077,076	2,048,352	1,721,609	1,589,180	1,666,788

        Loans, net of unearned discount, were $2.0 billion at March 31, 2006, a decrease of $63.5 million compared to December 31, 2005. This decline in the loan portfolio was primarily due to the increased pace of loan repayments in the company's real estate portfolio. Loans, net of unearned discount, increased $346.5 million from March 31, 2005. The acquisitions of First MainStreet and Foothills Bank contributed $336.0 million in outstanding loan balances. The organic loan growth from March 31, 2005 was $10.5 million. In addition, $20.0 million of loans structured as a security were carried in the securities portfolio on the balance sheet.

        At the end of the first quarter 2006, deposits were $2.1 billion, which reflects an increase of $28.7 million from December 31, 2005. As of March 31, 2006, deposits increased $410.3 million, or 25%, over the first quarter 2005. The acquisitions of First MainStreet and Foothills Bank contributed $447.0 million in deposits. The company experienced a decline in organic deposits of $36.7 million from March 31, 2005 primarily due to the overall reduction in certificates of deposit and a decline in money market account balances resulting from the company's strategy to lower the overall cost of funding by repositioning its interest-bearing deposits.

Net Interest Income

        Net interest income for the first quarter 2006 was $29.9 million, compared to fourth quarter 2005 net interest income of $30.8 million.

	Quarters Ended
	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
	(Dollars in thousands)
Net interest income	$29,907	$30,797	$25,873	$25,870	$25,328
Interest rate spread	4.67%	4.54%	4.72%	4.83%	5.22%
Net interest margin	5.44%	5.39%	5.41%	5.40%	5.63%

        Net interest income for the first quarter 2006 decreased $0.9 million, or 3%, compared to the fourth quarter 2005. The decrease in the first quarter was due to the net effect of the decrease in the loan portfolio from December 31, 2005 and the increase in the overall yield of the loan portfolio resulting from new and renewing loans priced at higher rates because of increases in the prime lending rate compared to prior periods. The increase in the overall yield was partially offset by the increase in interest rates paid on deposits and short-term borrowings.

        The net interest margin for first quarter 2006 was 5.44%, an increase over fourth quarter 2005 of 5 basis points from 5.39%. Although the company experienced a decline in the loan portfolio, the company's net interest margin rose modestly. The relative stability in the net interest margin is due mainly to the increase in our prime lending rate in response to the gradual rise in market interest rates, tempered by increased funding costs.

Noninterest Income

        The following table presents the noninterest income for the quarter ended March 31, 2006 and the four quarters of 2005.

	Quarter Ended March 31, 2006	Quarter Ended December 31, 2005	Quarter Ended September 30, 2005	Quarter Ended June 30, 2005	Quarter Ended March 31, 2005
	(In thousands)
Noninterest income:
Customer service and other fees	$2,632	$2,524	$2,035	$1,993	$1,929
Gain (loss) on sale of securities	(5)	(16)	—	(14)	23
Gain on sale of loans	314	256	433	257	370
Gain (loss) on sale of assets	(91)	(195)	260	95	246
Other	262	97	4	8	10

Total noninterest income	$3,112	$2,666	$2,732	$2,339	$2,578

        Noninterest income for the quarter ended March 31, 2006 was $3.1 million, an increase of $0.4 million from $2.7 million for the fourth quarter 2005. First quarter 2006 service and analysis charges increased by $0.3 million due to the implementation of a new service charge program. The company recorded other income of $0.2 million from the sale of its merchant portfolio during the first quarter 2006.

        Noninterest income increased from $2.6 million as of March 31, 2005 to $3.1 million as of March 31, 2006 due primarily to the acquisitions of First MainStreet and Foothills Bank during the fourth quarter 2005.

Noninterest Expense

        The following table presents the noninterest expense for the quarter ended March 31, 2006 and the four quarters of 2005.

	Quarter Ended March 31, 2006	Quarter Ended December 31, 2005	Quarter Ended September 30, 2005	Quarter Ended June 30, 2005	Quarter Ended March 31, 2005
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$11,435	$11,202	$9,828	$10,088	$10,308
Occupancy expense	2,052	1,947	1,651	1,660	1,628
Furniture and equipment	1,165	1,188	924	881	785
Amortization of intangible assets	2,998	3,232	2,968	3,095	3,094
Merger, acquisition and transition expenses	88	1,995	752	2,762	4,922
Other general and administrative	4,002	5,492	4,604	2,731	4,246

Total noninterest expense	$21,740	$25,056	$20,727	$21,217	$24,983

        Noninterest expense in the first quarter 2006 was $21.7 million, compared to $25.1 million in the fourth quarter 2005. The $3.4 million difference was due in part to the fourth quarter acquisitions of First MainStreet and Foothills Bank resulting in one-time costs comprised of severance payments, retention bonuses and the costs of the core processing system conversion of First MainStreet.

        First quarter 2006 noninterest expense was $3.2 million less than noninterest expense for the first quarter 2005, primarily due to $4.9 million incurred for merger, acquisition and transition expenses during the first quarter 2005. In addition, noninterest expense for the first quarter 2006 included additional operating expense for staffing, occupancy and furniture associated with the acquisitions of First MainStreet and Foothills Bank.

        Merger, acquisition and transition expenses are expected to be minimal in 2006 with the substantial completion of integration activities associated with the company's acquisitions in 2005.

Asset Quality

        The following table presents selected asset quality data as of the dates indicated.

	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
	(In thousands, except ratios)
Nonaccrual loans	$28,745	$29,608	$8,352	$9,975	$11,739
Accruing loans past due 90 days or more	1	131	1,806	280	68

Total nonperforming loans (NPLs)	28,746	29,739	10,158	10,255	11,807
Other real estate owned	1,267	1,465	2,532	4,438	2,836

Total nonperforming assets (NPAs)	$30,013	$31,204	$12,690	$14,693	$14,643

Selected ratios:
NPLs to total loans held for investment	1.43%	1.44%	0.58%	0.60%	0.71%
NPAs to total assets	1.03%	1.05%	0.50%	0.60%	0.61%

        Nonaccrual loans decreased by $0.9 million to $28.7 million at March 31, 2006 from $29.6 million at December 31, 2005, primarily due to pay-downs on three loans during the first quarter 2006. Additionally, several nonaccrual loans were charged off during the first quarter for $0.8 million. These decreases in nonaccrual balances were offset by the downgrade of several smaller loans during the first quarter. The largest loan transferred to nonaccrual status was a $0.8 million real estate loan that was acquired with the purchase of Foothills Bank. In addition, $3.3 million of commercial and real estate loans were transferred to nonaccrual status during the quarter, each with a balance of $0.5 million or less.

        Compared to December 31, 2005, other real estate owned decreased $0.2 million from $1.5 million to $1.3 million as of March 31, 2006. However, as the company goes through the process of working out its existing nonaccrual loans, it expects other real estate owned to increase. Other real estate owned declined to $1.3 million at March 31, 2006 from $2.9 million at March 31, 2005 due to sales of several foreclosed properties.

        The company did not record a provision for loan loss expense during the first quarter 2006, compared to a $1.7 million provision recorded in the fourth quarter 2005. At March 31, 2006, the allowance for loan losses was $27.0 million, compared to $27.5 million at December 31, 2005. The ratio of the allowance for loan losses to total loans held for investment was 1.3% at March 31, 2006 and December 31, 2005. The allowance for loan losses to total nonperforming assets was 90.0% at March 31, 2006, compared to 88.0% at December 31, 2005. Management believes that the allowance for loan losses is adequate to cover potential losses in the company's loan portfolio.

Stock Repurchase Program

        During the first quarter 2006, the company repurchased 288,600 shares at an approximate cost of $3.3 million, or an average price of $11.60 per share. As of March 31, 2006, the company had 60,300,464 shares outstanding, including 1,463,931 shares of unvested restricted stock.

Acquisitions and Divestitures

        On March 1, 2006, the company sold substantially all of the assets of its First MainStreet Insurance, Ltd. subsidiary to an ownership group comprised of insurance agency employees and managers.

        As of April 25, 2006, the company terminated the agreement to sell its Collegiate Peaks Bank subsidiary. The company intends to keep Collegiate Peaks as a separately operating bank subsidiary. Collegiate Peaks was reflected as discontinued operations in the financial information for the March 31, 2006 reporting period.

Non-GAAP Financial Measures

        This press release includes non-GAAP financial measures, cash net income and cash earnings per share, which exclude the after-tax impact of intangible asset amortization expense, and return on average tangible assets (cash), which excludes the after-tax impact of intangible asset amortization expense and average intangible assets. The company provides these non-GAAP financial measures to provide meaningful supplemental information regarding the company's operational performance and to enhance investors' overall understanding of the company's core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the company's financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the company's operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the company may be different from non-GAAP financial measures used by other companies.

	Quarters Ended
	March 31, 2006	December 31, 2005	March 31, 2005
	(Dollars in thousands, except per share data)
GAAP net income	$7,429	$4,865	$1,097
Add: Amortization of intangible assets	2,998	3,232	3,094
Less: Income tax effect	(1,139)	(1,228)	(1,176)

Cash net income	$9,288	$6,869	$3,015

Weighted average shares—diluted	59,057	60,578	52,333
Earnings per share—diluted	$0.13	$0.08	$0.02
Add: Amortization of intangible assets (after tax effect)	$0.03	$0.03	$0.04
Cash earnings per share	$0.16	$0.11	$0.06
Return on average tangible assets (cash)
Cash net income	$9,288	$6,869	$3,015

Total average assets	$2,929,712	$2,873,828	$2,391,855
Less average intangible assets	(444,351)	(488,133)	(373,481)

Average tangible assets	$2,485,361	$2,385,695	$2,018,374

Return on average tangible assets (cash)—cash net income divided by average tangible assets	1.52%	1.14%	0.61%

Return on average assets—GAAP net income divided by total average assets	1.03%	0.67%	0.18%

About Centennial Bank Holdings, Inc.

        Centennial Bank Holdings, Inc. is a bank holding company that operates 36 branches in Colorado through its three bank subsidiaries, Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank. The company provides banking and other financial services including real estate, construction, commercial and industrial, and consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. Centennial Bank of the West also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs.

Forward-Looking Statements

        Certain statements contained in this press release, including, without limitation, statements containing the words "believes", "anticipates", "intends", "expects", and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which the company operates, demographic changes, competition, fluctuations in interest rates, continued ability to attract and employ qualified personnel, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of the company's business, economic, political and global changes arising from natural disasters, the war on terrorism, the conflict with Iraq and its aftermath, and additional "Risk Factors" referenced in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to the company, investors and others are cautioned to consider these and other risks and uncertainties. The company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and the company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Centennial Bank Holdings, Inc.
Unaudited Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
	(In thousands)
Assets
Cash and due from banks	$78,156	$88,852
Federal funds sold	36,555	10,090

Cash and cash equivalents	114,711	98,942

Securities available for sale, at fair value	135,746	143,081
Securities held to maturity	5,782	5,798
Bank stocks, at cost	30,135	26,874

Total investments	171,663	175,753

Loans held for sale	5,730	6,820
Loans, net of unearned discount	2,005,151	2,067,593
Less allowance for loan losses	(26,999)	(27,475)

Net loans	1,983,882	2,046,938

Premises and equipment, net	76,619	73,429
Goodwill	391,346	392,507
Other intangible assets, net	50,415	54,922
Other assets	36,880	39,996
Assets held for sale	90,994	98,270

Total assets	$2,916,510	$2,980,757

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$592,509	$593,811
Interest-bearing demand	806,721	722,030
Savings	98,379	99,496
Time	579,467	633,015

Total deposits	2,077,076	2,048,352
Securities sold under agreements to repurchase and federal fund purchases	26,158	44,399
Borrowings	57,213	130,198
Subordinated debentures	41,239	41,275
Other liabilities	38,337	37,368
Liabilities associated with assets held for sale	73,103	80,417

Total liabilities	2,313,126	2,382,009

Stockholders' equity:
Common stock	63	63
Additional paid-in capital	612,790	612,089
Retained earnings	25,907	18,478
Accumulated other comprehensive income (loss)	(53)	93

	638,707	630,723
Less cost of shares in treasury	(35,323)	(31,975)

Total stockholders' equity	603,384	598,748

Total liabilities and stockholders' equity	$2,916,510	$2,980,757

Centennial Bank Holdings, Inc.
Unaudited Consolidated Income Statements

	Quarters Ended
	March 31, 2006	December 31, 2005	March 31, 2005
	(In thousands, except per share data)
Interest income:
Loans, including fees	$40,521	$40,256	$28,497
Investment securities:
Taxable	776	902	300
Tax-exempt	911	911	492
Dividends	427	407	170
Federal funds sold and other	75	162	584

Total interest income	42,710	42,638	30,043

Interest expense:
Deposits	10,147	9,832	3,628
Federal funds purchased and repurchase agreements	261	254	177
Subordinated debentures	847	676	574
Borrowings	1,548	1,079	336

Total interest expense	12,803	11,841	4,715

Net interest income	29,907	30,797	25,328
Provision for loan losses	—	1,700	1,700

Net interest income, after provision for loan losses	29,907	29,097	23,628

Noninterest income:
Customer service and other fees	2,632	2,524	1,929
Gain (loss) on sale of securities	(5)	(16)	23
Gain on sale of loans	314	256	370
Gain (loss) on sale of assets	(91)	(195)	246
Other	262	97	10

Total noninterest income	3,112	2,666	2,578

Noninterest expense:
Salaries and employee benefits	11,435	11,202	10,308
Occupancy expense	2,052	1,947	1,628
Furniture and equipment	1,165	1,188	785
Amortization of intangible assets	2,998	3,232	3,094
Merger, acquisition and transition expenses	88	1,995	4,922
Other general and administrative	4,002	5,492	4,246

Total noninterest expense	21,740	25,056	24,983

Income before income taxes	11,279	6,707	1,223
Income tax expense	3,990	2,157	303

Income from continuing operations	7,289	4,550	920
Income from discontinued operations, net of tax	140	315	177

Net income	$7,429	$4,865	$1,097

Earnings per share—basic and diluted
Income from continuing operations	$0.13	$0.07	$0.02
Net gain from discontinued operations, net of tax	—	0.01	—
Net income	0.13	0.08	0.02

Centennial Bank Holdings, Inc.
Unaudited Consolidated Average Balance Sheets

	March 31, 2006	March 31, 2005
	(In thousands)
Assets
Loans, net of unearned discount	$2,043,655	$1,636,723
Loans held for sale	4,725	5,774
Interest bearing deposits at banks and federal funds sold	6,044	31,280
Investment securities	174,559	150,142

Average earning assets	2,228,983	1,823,919
Intangible assets	444,351	373,481
Other assets	256,378	194,455

Total average assets	$2,929,712	$2,391,855

Liabilities and Stockholders' Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$540,189	$475,412
Interest-bearing deposits	1,473,403	1,186,389

Average deposits	2,013,592	1,661,801
Other interest-bearing liabilities	202,110	118,927
Other liabilities	112,620	93,487

Total average liabilities	2,328,322	1,874,215
Average stockholders' equity	601,390	517,640

Total average liabilities and stockholders' equity	$2,929,712	$2,391,855

Centennial Bank Holdings, Inc.
Credit Quality Measures (Unaudited)

	As of or for the:
	Quarter Ended March 31, 2006	Year Ended December 31, 2005	Quarter Ended March 31, 2005
	(Dollars in thousands)
Nonaccrual loans	$28,746	$29,608	$11,739
Accruing loans past due 90 days or more	1	131	$68
Other real estate owned	1,267	1,465	2,836

Total nonperforming assets	$30,014	$31,204	$14,643

Impaired loans, gross	$30,014	$31,204	$14,643
Allocated allowance for loan losses	(7,009)	(12,591)	(10,947)

Net investment in impaired loans	$23,005	$18,613	$3,696

Charged-off loans	$(1,091)	$(5,541)	$(504)
Recoveries	615	1,457	343

Net recoveries (charge-offs)	$(476)	$(4,084)	$(161)

Allowance for loan losses to loans, net of deferred fees and costs	1.34%	1.33%	1.60%
Allowance for credit losses to loans, net of deferred fees and costs	1.38%	1.36%	1.60%
Allowance for loan losses to nonaccrual loans	93.92%	92.80%	226.26%
Allowance for credit losses to nonaccrual loans	96.42%	95.22%	226.26%
Allowance for loan losses to nonperforming assets	89.96%	88.05%	181.39%
Allowance for credit losses to nonperforming assets	92.35%	90.35%	181.39%
Nonperforming assets to loans, net of deferred fees and costs, and other real estate owned	1.50%	1.51%	0.88%
Annualized net recoveries (charge-offs) to average loans	(0.09)%	(0.23)%	(0.04)%
Nonaccrual loans to loans, net of deferred fees and costs	1.43%	1.43%	0.71%

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